Exhibit 99.1

PO Box 9005
Quakertown, PA 18951-9005
215.538.5600
1.800.491.9070
www.qnbbank.com

FOR IMMEDIATE RELEASE

QNB CORP. REPORTS INCREASED

EARNINGS FOR SECOND QUARTER 2018

QUAKERTOWN, PA (July 24, 2018) QNB Corp. (the “Company” or “QNB”) (OTC Bulletin Board: QNBC), the parent company of QNB Bank, reported net income for the second quarter of 2018 of $2,862,000, or $0.82 per share on a diluted basis, compared to net income of $2,386,000, or $0.69 per share on a diluted basis, for the same period in 2017.  For the six months ended June 30, 2018, QNB reported net income of $5,797,000, or $1.67 per share on a diluted basis. This compares to net income of $5,246,000, or $1.53 per share on a diluted basis, reported for the same period in 2017.

Total assets as of June 30, 2018 were $1,172,874,000 compared with $1,152,337,000 at December 31, 2017. Loans receivable at June 30, 2018 were $779,886,000 compared with $733,283,000 at December 31, 2017, an increase of $46,603,000, or 6.4%.  Total deposits at June 30, 2018 were $985,726,000, decreasing $8,222,000, compared with $993,948,000 at December 31, 2017.

“QNB is pleased to report record earnings—with net income and earnings per share being the highest reported for the first half of 2018,” said David W. Freeman, President and Chief Executive Officer.  “During the second quarter, we relocated our Warminster office to larger space, combining full-service branch banking, along with our lower Bucks loan center.   We continue to see strong loan, deposit, and household growth throughout our service footprint. Asset quality and net interest margin continue to improve.”

Net Interest Income and Net Interest Margin

Net interest income for the quarter and six months ended June 30, 2018 totaled $8,700,000 and $17,491,000, respectively, an increase of $842,000 and $1,753,000, respectively, from the same periods in 2017. The net interest margin for the second quarter 2018 was 3.15% compared to 3.10% for the second quarter 2017.  Net interest margin for the six months ended June 30, 2018 was 3.18%, an increase of two basis points compared to the same period in 2017.

The yield on average earning assets improved 21 basis points to 3.81% for the second quarter 2018, compared with the second quarter 2017.  For the six months ended June 30, 2018, the yield on average earning assets was 3.82%, compared with 3.65% for the same period in 2017, primarily due to loan growth.   The cost of interest-bearing liabilities increased 20 basis points to 0.81% for the quarter, and 18 basis points to 0.78% for the six months ended June 30, 2018, respectively.

Asset Quality, Provision for Loan Loss and Allowance for Loan Loss

QNB recorded a $187,000 provision for loan losses in the second quarter of 2018 compared with $300,000 in the second quarter 2017.  QNB's allowance for loan losses of $8,192,000 represents 1.05% of loans receivable at June 30, 2018 compared to $7,841,000, or 1.07% of loans receivable at December 31, 2017, and $8,035,000, or 1.16% of loans receivable at June 30, 2017. Net loan charge offs were $32,000 and $24,000 for the quarter and six months ended June 30, 2018, respectively, compared with net recoveries of $16,000 and $41,000 for

the same periods in 2017, respectively.   Annualized net loan charge-offs for the quarter and six months ended June 30, 2018 were 0.02% and 0.01% of average loans receivable, respectively.

Total non-performing loans, which represent loans on non-accrual status, loans past due 90 days or more and still accruing interest and restructured loans, were $7,987,000, or 1.02% of loans receivable at June 30, 2018, compared with $9,242,000, or 1.26% of loans receivable at December 31, 2017, and $10,846,000, or 1.56% of loans receivable at June 30, 2017.  In cases where there is a collateral shortfall on impaired loans, specific impairment reserves have been established based on updated collateral values even if the borrower continues to pay in accordance with the terms of the agreement. At June 30, 2018, $3,512,000, or approximately 52% of the loans classified as non-accrual are current or past due less than 30 days.  Commercial loans classified as substandard or doubtful, which includes non-performing loans, totaled $18,199,000 at June 30, 2018, an increase of $1,552,000, or 9.3%, from the $16,647,000 reported at December 31, 2017, and a decrease of $930,000, or 4.9%, from the $19,129,000 reported at June 30, 2017.

Non-Interest Income

Total non-interest income was $1,454,000 for the second quarter of 2018, a decrease of $161,000, or 10.0%, compared with the same period in 2017.  Non-interest income for the six months ended June 30, 2018 was $2,521,000, a decrease of $1,084,000, or 30.1%, compared to the same period in 2017, primarily due to net gains on investment securities of $864,000 in 2017 compared to combined realized and unrealized net losses on investment securities of $72,000 in 2018.  Decreases in non-interest income for the second quarter 2018, compared with the same period in 2017, comprise; net gain on sale of loans, decreased $164,000, attributable to reduced gains on residential mortgage sales of $65,000, and a $99,000 gain on sale of a non-performing loan which took place in 2017; net gains on investment securities, from $115,000 in second quarter 2017 to combined realized and unrealized gains on investment securities totaling $89,000 for the same period in 2018; and a decrease of $13,000 in fees for services to customers from $421,000 in second quarter 2017 to $408,000 for the same period in 2018 attributable primarily to decreased overdraft charges, net of fee waivers.

These decreases in non-interest income were offset in part by a $38,000, or 8.5% increase in ATM and debit card income to $487,000.  Other non-interest income increased $13,000, or 4.1%, to $328,000, due to increased income related to sales tax refunds of $53,000, increased letter of credit fees of $14,000 and increased loan servicing income of $7,000, offset in part by decreased merchant fee income of $10,000 and decreased life insurance cash surrender income of $51,000.  The Company received a life insurance benefit of $52,000 in the second quarter of 2017.  Retail brokerage and advisory income remained flat at $105,000 for the second quarter of 2018 compared to the same period in 2017.

Non-Interest Expense

Total non-interest expense was $6,533,000 for the second quarter of 2018, increasing $591,000, or 9.9%, from $5,942,000 for the same period in 2017.  For the six months ended June 30, 2018, non-interest expense increased $1,181,000, or 10.2%, from the same period in 2017.  Salaries and benefits expense increased $390,000, or 12.0%, to $3,627,000 when comparing the two quarters.  Salary expense and related payroll taxes increased $167,000 to $2,989,000, or 5.9%, during the second quarter of 2018 compared to the same period in 2017.  Benefits expense increased $223,000, or 53.7%, to $638,000, due primarily to increased medical insurance claims when comparing the two periods.

Net occupancy and furniture and equipment expense increased $130,000, or 14.8%, to $1,011,000 for the second quarter 2018, due to the relocation of the Warminster location to a full-service branch as well as the renovation of the operations center.  Building and equipment maintenance expense increased $54,000, depreciation expense increased $19,000, and computer software amortization and maintenance expense increased $43,000.  Other non-interest expense increased $71,000, or 3.9%, when comparing the second quarter of 2018 with the second quarter of 2017.  Increased third party, check card and training and entertainment expense of $99,000, $39,000, and $24,000, respectively, were offset in part by reduced marketing expense of $86,000.

Provision for income taxes decreased $273,000, or 32.3%, to $572,000 in the second quarter 2018 due to a reduced corporate tax rate from 34% to 21%, resulting from the Tax Cuts and Jobs Act, effective January 1, 2018.  The effective tax rates for the quarter and six months ended June 30, 2018 were 16.7% and 16.3%, respectively.  This compares with effective tax rates for the same periods in 2017 of 26.2% and 27.3%, respectively.

About the Company

QNB Corp. is the holding company for QNB Bank, which is headquartered in Quakertown, Pennsylvania. QNB Bank currently operates eleven branches in Bucks, Montgomery and Lehigh Counties and offers commercial and retail banking services in the communities it serves. In addition, the Company provides securities and advisory services under the name of QNB Financial Services through a registered Broker/Dealer and Registered Investment Advisor, and title insurance as a member of Laurel Abstract Company LLC. More information about QNB Corp. and QNB Bank is available at www.qnbbank.com.

Forward Looking Statement

This press release may contain forward-looking statements as defined in the Private Securities Litigation Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. Such factors include the possibility that increased demand or prices for the Company’s financial services and products may not occur, changing economic and competitive conditions, technological developments, and other risks and uncertainties, including those detailed in the Company’s filings with the Securities and Exchange Commission, including "Item lA. Risk Factors," set forth in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2017. You should not place undue reliance on any forward-looking statements. These statements speak only as of the date of this press release, even if subsequently made available by the Company on its website or otherwise. The Company undertakes no obligation to update or revise these statements to reflect events or circumstances occurring after the date of this press release.

Contacts:	David W. Freeman	Janice S. McCracken Erkes
	President & Chief Executive Officer	Chief Financial Officer
	215-538-5600 x-5619	215-538-5600 x-5716
	dfreeman@qnbbank.com	jmccracken@qnbbank.com

QNB Corp.
Consolidated Selected Financial Data (unaudited)

(Dollars in thousands)

Balance Sheet (Period End)	6/30/18	3/31/18	12/31/17	9/30/17	6/30/17
Assets	$1,172,874	$1,172,168	$1,152,337	$1,150,363	$1,120,523
Cash and cash equivalents	11,726	29,870	16,331	26,028	15,248
Investment securities
Debt securities	344,194	357,519	374,570	389,050	375,034
Equity securities	9,600	9,527	4,975	7,363	7,530
Loans held-for-sale	404	272	-	115	530
Loans receivable	779,886	750,187	733,283	704,214	695,213
Allowance for loan losses	(8,192)	(8,037)	(7,841)	(8,125)	(8,035)
Net loans	771,694	742,150	725,442	696,089	687,178
Deposits	985,726	1,006,369	993,948	1,005,445	951,314
Demand, non-interest bearing	135,482	135,040	129,212	122,696	120,369
Interest-bearing demand, money market and savings	627,525	639,078	639,554	652,310	609,096
Time	222,719	232,251	225,182	230,439	221,849
Short-term borrowings	85,646	64,879	55,756	40,176	66,907
Shareholders' equity	97,818	96,504	98,570	100,512	98,750

Asset Quality Data (Period End)
Non-accrual loans	$6,731	$7,053	$7,921	$9,078	$9,453
Loans past due 90 days or more and still accruing	23	-	-	5	-
Restructured loans	1,233	1,274	1,321	1,354	1,393
Non-performing loans	7,987	8,327	9,242	10,437	10,846
Other real estate owned and repossessed assets	-	-	-	-	-
Non-performing assets	$7,987	$8,327	$9,242	$10,437	$10,846

Allowance for loan losses	$8,192	$8,037	$7,841	$8,125	$8,035

Non-performing loans / Loans excluding held-for-sale	1.02%	1.11%	1.26%	1.48%	1.56%
Non-performing assets / Assets	0.68%	0.71%	0.80%	0.91%	0.97%
Allowance for loan losses / Loans excluding held-for-sale	1.05%	1.07%	1.07%	1.15%	1.16%

QNB Corp.
Consolidated Selected Financial Data (unaudited)

(Dollars in thousands, except per share data)	Three months ended,					Six months ended,
For the period:	6/30/18	3/31/18	12/31/17	9/30/17	6/30/17	6/30/18	6/30/17

Interest income	$10,562	$10,509	$9,944	$9,830	$9,192	$21,071	$18,328
Interest expense	1,862	1,718	1,575	1,515	1,334	3,580	2,590
Net interest income	8,700	8,791	8,369	8,315	7,858	17,491	15,738
Provision for loan losses	187	188	700	100	300	375	600
Net interest income after provision for loan losses	8,513	8,603	7,669	8,215	7,558	17,116	15,138
Non-interest income:
Fees for services to customers	408	421	426	429	421	829	813
ATM and debit card	487	430	448	435	449	917	866
Retail brokerage and advisory income	105	103	61	168	104	208	207
Net gain (loss) on investment securities available-for-sale	48	85	538	98	115	133	864
Unrealized gain (loss) on equity securities	41	(246)	-	-	-	(205)	-
Net gain (loss) from trading activity	-	-	-	-	10	-	27
Net gain on sale of loans	37	7	59	65	201	44	251
Other	328	267	280	275	315	595	577
Total non-interest income	1,454	1,067	1,812	1,470	1,615	2,521	3,605
Non-interest expense:
Salaries and employee benefits	3,627	3,345	3,284	3,514	3,237	6,972	6,323
Net occupancy and furniture and equipment	1,011	958	943	944	881	1,969	1,761
Other	1,895	1,875	1,772	1,733	1,824	3,770	3,446
Total non-interest expense	6,533	6,178	5,999	6,191	5,942	12,711	11,530
Income before income taxes	3,434	3,492	3,482	3,494	3,231	6,926	7,213
Provision for income taxes	572	557	2,993	940	845	1,129	1,967
Net income	$2,862	$2,935	$489	$2,554	$2,386	$5,797	$5,246

Share and Per Share Data:
Net income - basic	$0.83	$0.85	$0.14	$0.74	$0.70	$1.68	$1.53
Net income - diluted	$0.82	$0.85	$0.14	$0.74	$0.69	$1.67	$1.53
Book value	$28.23	$27.94	$28.59	$29.22	$28.76	$28.23	$28.76
Cash dividends	$0.32	$0.32	$0.31	$0.31	$0.31	$0.64	$0.62
Average common shares outstanding - basic	3,460,360	3,452,531	3,441,308	3,433,811	3,425,356	3,456,467	3,420,239
Average common shares outstanding - diluted	3,481,312	3,472,905	3,462,684	3,452,582	3,443,208	3,476,874	3,436,266

Selected Ratios:
Return on average assets	0.98%	1.02%	0.17%	0.89%	0.87%	1.00%	0.97%
Return on average shareholders' equity	10.70%	11.35%	1.86%	9.90%	9.52%	11.02%	10.62%
Net interest margin (tax equivalent)	3.15%	3.22%	3.11%	3.15%	3.10%	3.18%	3.16%
Efficiency ratio (tax equivalent)	63.08%	61.42%	56.68%	60.78%	60.24%	62.27%	57.30%
Average shareholders' equity to total average assets	9.20%	9.00%	9.04%	9.01%	9.12%	9.10%	9.15%
Net loan charge-offs (recoveries)	$32	$(8)	$984	$10	$(16)	$24	$(41)
Net loan charge-offs (recoveries) - annualized / Average loans excluding held-for-sale	0.02%	0.00%	0.54%	0.01%	-0.01%	0.01%	-0.01%

(Dollars in thousands, except per share data)	Three months ended,					Six months ended,
For the period:	6/30/18	3/31/18	12/31/17	9/30/17	6/30/17	6/30/18	6/30/17

Balance Sheet (Average)
Assets	$1,166,383	$1,164,390	$1,153,827	$1,136,306	$1,101,944	$1,165,356	$1,088,996
Investment securities (Trading, AFS & HTM)	372,850	383,317	394,144	390,438	389,490	378,055	391,077
Loans receivable	757,451	744,132	721,519	694,740	668,587	750,828	656,026
Deposits	987,000	983,647	998,235	986,012	952,192	985,333	932,383
Shareholders' equity	107,301	104,832	104,354	102,385	100,541	106,073	99,590